AMENDMENT NO. 1

to the

DECLARATION OF TRUST

of

OPPENHEIMER LIQUID OPPORTUNITIES FUND

     This Amendment No. 1 is made as of February 22, 2011, to the Declaration of Trust of Oppenheimer Liquid Opportunities Fund (the “Trust”) by the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Liquid Opportunities Fund, a trust under the laws of the Commonwealth of Massachusetts, under a Declaration of Trust dated as of January 20, 2011 (the “Declaration of Trust”); and

     WHEREAS, the Trustees desire to amend the Declaration of Trust to change the name of the Trust, as permitted pursuant to ARTICLE XI, Section 11.1 of the Declaration of Trust without shareholder approval;

     NOW, THEREFORE, the Trust’s Declaration of Trust is amended as follows:

ARTICLE I, Section 1 of the Declaration of Trust is hereby amended by changing the name of the Trust from “Oppenheimer Liquid Opportunities Fund” to “Oppenheimer Short Duration Fund.”

Acting pursuant to ARTICLE XI, Section 11.1 of the Declaration of Trust, the undersigned, being all of the Trustees of the Trust, have executed this instrument as of the date first written above.

The address for each of the Trustees below is: c/o OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, 16th Floor, New York, New York 10281.

By:	/s/ Lisa I. Bloomberg
Lisa I. Bloomberg
Trustee

By:	/s/ Taylor V. Edwards
Taylor V. Edwards
Trustee

By:	/s/ Nancy S. Vann
Nancy S. Vann
Trustee